Exhibit 10.1
Execution Version
ESCROW AGREEMENT
     This Escrow Agreement is entered into as of October 1, 2007, by and among NxStage Medical, Inc., a Delaware corporation (the “Buyer”), David S. Utterberg (the “Stockholder”) and Computershare Trust Company, N.A. (the “Escrow Agent”).
     WHEREAS, the Buyer and the Stockholder have entered into a Stock Purchase Agreement dated June 4, 2007 (the “Purchase Agreement”) between the Buyer and the Stockholder, pursuant to which the Buyer will acquire all of the outstanding shares of capital stock or equity participation of Medisystems Services Corporation, a Nevada corporation (“MDS Services”), Medisystems Corporation, a Washington corporation (“MDS”), Medisystems Europe S.p.A., a company organized under the laws of Italy (“MDS Italy”), and Medimexico s. de R.L. de C.V., a company organized under the laws of Mexico (“MDS Mexico”, and, together with MDS Services, MDS and MDS Italy, the “Companies”), held by the Stockholder (the “Transaction”);
     WHEREAS, the Purchase Agreement provides that an escrow account will be established to provide for certain post-closing adjustments to the base purchase price payable by the Buyer in the Transaction and to secure the indemnification obligations of the Stockholder pursuant to Section 1.6 of the Purchase Agreement to the Buyer; and
     WHEREAS, the parties hereto desire to establish the terms and conditions pursuant to which such escrow account will be established and maintained;
     NOW, THEREFORE, the parties hereto hereby agree as follows:
     1.     Escrow; Indemnification; Working Capital Adjustment.
             (a)     Escrow of Shares. Simultaneously with the execution of this Agreement, the Buyer shall transfer, or cause to be transferred to the Escrow Agent in accordance with the book entry registration procedures of the Buyer’s transfer agent (the “Transfer Agent”), 1,000,000 shares of common stock of the Buyer (the “Escrow Shares”), as determined pursuant to Section 1.6 of the Purchase Agreement, registered in the name of the Escrow Agent or its nominee. The Escrow Agent hereby acknowledges receipt of the Escrow Shares in restricted book entry form. The Escrow Shares shall be held in custody and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent agrees to hold the Escrow Shares in restricted book entry form in an escrow account (the “Escrow Account”), subject to the terms and conditions of this Agreement.
             (b)     Indemnification. The Stockholder has agreed in Article VII of the Purchase Agreement to indemnify and hold harmless the Buyer from and against specified Damages (as defined in the Purchase Agreement). The Escrow Shares shall be security for such indemnity obligation of the Stockholder, subject to the limitations, and in the manner provided, in this Agreement. In the event that Buyer and Stockholder agree pursuant to Section 7.3(c) or 7.3(d) of the Purchase Agreement that the Buyer is entitled to indemnification with respect to a Claim Notice under Article VII, the Buyer and the Stockholder shall (i) jointly execute a notice that sets forth such agreement, shows the dollar amount of the Claimed Amount to which Buyer is entitled, shows the minimum number of Escrow Shares having an aggregate Value equal to the

Claimed Amount (including the calculations for determining such Value), and instructs the Escrow Agent to release such number of Escrow Shares to Buyer, and (ii) cause the delivery of such notice to the Escrow Agent. Not later than two business days after the date the notice is delivered to the Escrow Agent, the Escrow Agent shall instruct and authorize the Transfer Agent to (x) transfer to the Buyer in accordance with the Transfer Agent’s book entry registration procedures the number of Escrow Shares shown on the notice and (y) reflect in accordance with its book entry registration procedures the number of Escrow Shares being retained by the Escrow Agent in accordance with the terms of this Agreement.
             (c)     Working Capital Adjustment. Pursuant to Section 1.5(d) of the Purchase Agreement, if the Final Closing Working Capital is less than the Target Amount by $250,000 or more, the total amount of such deficiency and not just amounts in excess of $250,000 (such total amount, the “Working Capital Deficit”) shall be paid to Buyer from the Escrow Fund through the release of Escrow Shares having a Value equal to the amount of the Working Capital Deficit. If Buyer and the Stockholder agree to the Working Capital Deficit, they shall (i) jointly execute a notice that sets forth such agreement, shows the dollar amount of the Working Capital Deficit, shows the minimum number of Escrow Shares having an aggregate Value equal to the Working Capital Deficit (including the calculations for determining such Value), and instructs the Escrow Agent to release such number of Escrow Shares to Buyer, and (ii) cause the delivery of such notice to the Escrow Agent. Not later than two business days after the date the notice is delivered to the Escrow Agent, the Escrow Agent shall instruct and authorize the Transfer Agent to (x) transfer to the Buyer in accordance with the Transfer Agent’s book entry registration procedures the number of Escrow Shares shown on the notice and (y) reflect in accordance with its book entry registration procedures the number of Escrow Shares being retained by the Escrow Agent in accordance with the terms of this Agreement.
             (d)     Dividends, Etc. Any securities distributed in respect of or in exchange for any of the Escrow Shares, whether by way of stock dividends, stock splits or otherwise, shall be issued in the name of the Escrow Agent or its nominee, and shall be delivered to the Escrow Agent, who shall hold such securities in the Escrow Account. Such securities shall be considered Escrow Shares for purposes hereof. Any cash dividends or property (other than securities) distributed in respect of the Escrow Shares shall promptly be distributed by the Escrow Agent to the Stockholder.
             (e)     Voting of Shares. The Stockholder shall have the right to direct the Escrow Agent in writing as to the exercise of any voting rights pertaining to the Escrow Shares, and the Escrow Agent shall comply with any such written instructions. In the absence of such instructions, the Escrow Agent shall not vote any of the Escrow Shares.
             (f)     Transferability. The interest of the Stockholder in the Escrow Shares shall not be assignable or transferable, other than by operation of law. Notice of any such assignment or transfer by operation of law shall be given to the Escrow Agent and the Buyer, and no such assignment or transfer shall be valid until such notice is given.

     2.     Distribution of Escrow Shares.
             (a)     Distribution by Escrow Agent. The Escrow Agent shall distribute the Escrow Shares only in accordance with (i) a written instrument delivered to the Escrow Agent that is executed by both the Buyer and the Stockholder and that instructs the Escrow Agent as to the distribution of some or all of the Escrow Shares, which shall include any notice delivered pursuant to Section 1(b) or 1(c) of this Agreement, (ii) an order of a court of competent jurisdiction, a copy of which is delivered to the Escrow Agent by either the Buyer or the Stockholder, that instructs the Escrow Agent as to the distribution of some or all of the Escrow Shares, or (iii) the provisions of Section 2(b) or Section 2(c) hereof.
             (b)     First Anniversary Distribution. On the first anniversary of the Closing Date (the “First Anniversary”), the Buyer and the Stockholder shall deliver to the Escrow Agent a written instrument that is executed by both the Buyer and the Stockholder instructing the Escrow Agent to deliver to the Transfer Agent for distribution to the Stockholder the number of Escrow Shares equal to 500,000 Escrow Shares less any Escrow Shares that have been previously released to the Buyer under any of Sections 1(a), 1(b) or 1(c) of this Agreement and less the Initial Retained Shares (the “First Anniversary Notice”). Within two business days after the Escrow Agent’s receipt of the First Anniversary Notice, the Escrow Agent shall take the actions necessary to give effect to the instructions set forth in such notice. For purposes of this Agreement, “Initial Retained Shares” shall mean the number of Escrow Shares having a Value (as defined in Section 3 below) equal to 100% of (i) the Claimed Amount covered by any Claim Notice (as defined in the Purchase Agreement) delivered by the Buyer to the Escrow Agent prior to the First Anniversary for which the Escrow Agent has not received written notice of the resolution of the claim pursuant to Section 7.3 of the Purchase Agreement and (ii) the estimated amount of Damages set forth in any Expected Claim Notice (as defined in the Purchase Agreement) delivered by the Buyer to the Escrow Agent prior to the First Anniversary for which the Escrow Agent has not received written notice of the resolution of the anticipated claim pursuant to Section 7.3 of the Purchase Agreement.
             (c)     Second Anniversary Distribution. On the second anniversary of the Closing Date (the “Second Anniversary”), the Buyer and the Stockholder shall deliver to the Escrow Agent a written instrument that is executed by both the Buyer and the Stockholder instructing the Escrow Agent to deliver to the Transfer Agent for distribution to the Stockholder all remaining Escrow Shares less the Final Retained Shares (the “Second Anniversary Notice”). Within two business days after the Escrow Agent’s receipt of the Second Anniversary Notice, the Escrow Agent shall take the actions necessary to give effect to the instructions set forth in such notice. For purposes of this Agreement, “Final Retained Shares” shall mean the number of Escrow Shares having a Value equal to 150% of (i) the Claimed Amount covered by any Claim Notice delivered by the Buyer to the Escrow Agent prior to the Second Anniversary for which the Escrow Agent has not received written notice of the resolution of the claim pursuant to Section 7.3 of the Purchase Agreement and (ii) the estimated amount of Damages set forth in any Expected Claim Notice delivered by the Buyer to the Escrow Agent prior to the Second Anniversary for which the Escrow Agent has not received written notice of the resolution of the anticipated claim pursuant to Section 7.3 of the Purchase Agreement. Any Final Retained Shares shall be distributed only in accordance with the terms of clauses (i) or (ii) of Section 2(a) above.
             (d)     Method of Distribution. Any distribution of all or a portion of the Escrow Shares to the Stockholder shall be made by authorizing and instructing the Transfer Agent to (i)

issue and deliver to the Stockholder a certificate registered in the name of the Stockholder for the number of Escrow Shares being released to the Stockholder in accordance with the terms of this Agreement, and (ii) reflect in accordance with its book entry registration procedures the number of Escrow Shares being retained by the Escrow Agent in accordance with the terms of this Agreement. The Escrow Agent shall instruct the Transfer Agent to make any distributions to the Stockholder by mailing stock certificates using a reputable overnight courier requiring confirmation of receipt to the Stockholder at his address set forth in Section 8(e) below (or such other address as may be provided in writing to the Escrow Agent by him). No fractional Escrow Shares shall be distributed to the Stockholder pursuant to this Agreement. Instead, the number of shares the Stockholder shall receive shall be rounded to the nearest whole number.
     3.     Valuation of Escrow Shares. For purposes of this Agreement, the “Value” of any Escrow Shares shall be determined pursuant to Section 7.3(c) of the Purchase Agreement.
     4.     Fees and Expenses of Escrow Agent; Payments.
             (a)     With the exception of payments due pursuant to Section 5(b) hereof, the Buyer shall pay the fees of the Escrow Agent for the services to be rendered by the Escrow Agent hereunder, which are detailed in Schedule A attached hereto, and shall reimburse the Escrow Agent for its reasonable expenses (including reasonable attorney’s fees and expenses) incurred in connection with the performance of its duties under this Agreement.
             (b)     The amounts payable by the Buyer and the Stockholder under this Agreement and not pursuant to the Purchase Agreement (i.e., the fees and expenses of the Escrow Agent payable pursuant to Section 4(a) and the indemnification obligations pursuant to Section 5(b)) shall be payable in cash by check or wire transfer of immediately available funds to an account designated by the Escrow Agent, and no Escrow Shares shall be used to make any such payments.
     5.     Limitation of Escrow Agent’s Liability.
             (a)     Limitation on Liability. The Escrow Agent and its agents and affiliates shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction except its own willful misconduct or gross negligence. The Escrow Agent and its agents and affiliates shall not be responsible for the validity or sufficiency of this Agreement or any other agreement referred to herein. In all questions arising under the Escrow Agreement, the Escrow Agent may rely on the advice of counsel, and the Escrow Agent shall not be liable to anyone for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages.
             (b)     Indemnification. The Buyer agrees to indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder. The Stockholder agrees to reimburse the Buyer for 50% of any costs incurred by the Buyer pursuant to this Section 5(b).
     6.     Termination. This Agreement shall terminate upon the distribution by the Escrow Agent of all of the Escrow Shares in accordance with this Agreement; provided that the provisions of Sections 4 and 5 shall survive such termination.
     7.     Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by delivering a resignation to the parties to this Escrow Agreement, not less than 30 days prior to the date when such resignation shall take effect. The Buyer may appoint a successor Escrow Agent without the consent of the Indemnification Representatives so long as such successor is a bank with assets of at least $500 million, and may appoint any other successor Escrow Agent with the consent of the Stockholder, which shall not be unreasonably withheld. If, within such notice period, the Buyer provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of any Escrow Shares then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrow Shares to such designated successor. If no successor Escrow Agent is named as provided in this Section 7 prior to the date on which the resignation of the Escrow Agent is to properly take effect, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor Escrow Agent.
     8.     General.
             (a)     Entire Agreement. Except for those provisions of the Purchase Agreement referenced herein, this Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter hereof.
             (b)     Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective heirs, executors, personal and legal representatives, successors and permitted assigns.
             (c)     Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.
             (d)     Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
             (e)     Notices. All notices, instructions and other communications hereunder shall be in writing. Any notice, instruction or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Buyer:	NxStage Medical, Inc. 439 South Union Street 5th Floor, Lawrence, MA 01843 Attn: Chief Executive Officer

with a copy to:	NxStage Medical, Inc. 439 South Union Street 5th Floor, Lawrence, MA 01843 Attn: General Counsel

If to the Stockholder:	David S. Utterberg 2033 1st Avenue, #3 Seattle, WA 98121

with a copy to:	John A. Willett or Christine D. Rogers Arnold & Porter LLP 399 Park Avenue New York, NY 10022-4690

If to the Escrow Agent:	Computershare Trust Company, N.A. 350 Indiana Street, Suite 800 Golden, CO Facsimile: (303) 262-0608 Attn: John Wahl/Rose Stroud
Any party may give any notice, instruction or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, instruction or other communication shall be deemed to have been duly given unless and until it actually is received by the party to whom it is intended. Any party may change the address to which notices, instructions, or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.
             (f)     Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.
             (g)     Amendments and Waivers. This Agreement may be amended only with the written consent of the Buyer, the Escrow Agent and the Stockholder. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party giving such waiver. No waiver by any party with respect to any condition, default or breach of covenant hereunder shall be deemed to extend to any prior or subsequent condition, default or breach of covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
             (h)     Submission to Jurisdiction. Each of the parties hereto (i) submits to the jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) waives any claim of inconvenient forum or other challenge to venue in such court, (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (v) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 8(e), provided that nothing in this Section 8(h) shall affect the right of any party to serve such summons, complaint or other initial pleading in any other manner permitted by law.
             (i)     Duties. The Escrow Agent may perform its duties through its agents and/or affiliates.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

BUYER: NXSTAGE MEDICAL, INC.
By:	/s/ Jeffrey H. Burbank
	Name:	Jeffrey H. Burbank
	Title:	President and Chief Executive Officer

STOCKHOLDER:
/s/ David S. Utterberg
David S. Utterberg

ESCROW AGENT: COMPUTERSHARE TRUST COMPANY, N.A.
By:	/s/ John M. Wahl
	Name:	John M. Wahl
	Title:	Corporate Trust Officer